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                                                July 14, 2003


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

         This letter confirms that Richard A. Ekleberry, James J. O'Brien and John E. Viola are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.


                                                Very truly yours,

                                                /s/ William S. Price III
                                                ------------------------
                                                William S. Price III